AMENDMENT #3 TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Paragraph 4.4 of the Agreement shall be amended and replaced with the following paragraph:

4.4 **Producer Fees**. During the term hereof, the Company shall pay to Executive a producing fee of $12,500 per ½ hour episode for each series produced, controlled, and distributed by the Company, and for which Executive provides material production services as an executive producer, independent of his role as the Company's Chief Executive Officer, up to a maximum of 52 ½ hour episodes per calendar year during the term. Following the completion of the acquisition of Wow Unlimited Media, Inc. (the, "Closing"), the maximum of 52 ½ hour episodes shall be increased to 104 ½ hour episodes per calendar year for episodes completed following the Closing. The other terms and conditions of the payments shall be consistent with, and on similar terms as, the current arrangement between Executive and the Company with respect to Executive's provision of production services for the *Llama Llama* series.

Previous Amendments #1 and #2 and this Amendment #3 are the only changes to the Amended and Restated Employment Agreement between the Company and the Executive.

IN WITNESS WHEREOF, this Amendment # 3 has been executed by the Company, by its duly authorized representative, and by the Executive, as of November 22, 2021.

THE COMPANY:

GENIUS BRANDS INTERNATIONAL, INC.

By: ______________________
Michael Jaffa, COO

THE EXECUTIVE:

____
Andy Heyward